Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Director of Marketing and Communication (800) CELADON Ext. 7006 (317) 972-7006 Direct jweigel@celadontrucking.com	FOR IMMEDIATE RELEASE March 31, 2014

CELADON GROUP, INC. ANNOUNCES THE
SALE OF LEASE PORTFOLIO ASSETS AND EARNINGS RELEASE DATE

INDIANAPOLIS – Celadon Group, Inc. (NYSE:CGI) (“Celadon”) announced today that it has agreed to sell its independent contractor lease portfolio and associated assets to Element Financial Corporation (TSX:EFN) (“Element”).  The existing portfolio includes approximately 600 leases and tractors that are currently in service with independent contractors with Celadon and other partner carriers.  The purchase price of the transaction is approximately $53 million, which the company expects to use the funds to pay down its bank line.  As part of this transaction, the company has also entered into a Program Agreement with Element under which Element will provide financing for the renewal and expansion of the transportation assets operated by independent lessees under contract to Celadon.

Paul Will, Celadon’s President and Chief Executive Officer, made the following comment: "This transaction will allow us to reduce the amount of debt on our balance sheet, while at the same time providing us with the ability to expand and develop our fleet through a more asset-light model.”

This transaction will be reported in the company’s March quarter results that will be released after the close of market on Tuesday, April 29 followed by a conference call on Wednesday, April 30.  The details of the conference call will be published in a later release.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul and regional full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, less-than-truckload services, as well as supply chain management solutions, including warehousing and dedicated fleet services.

Element Financial Corporation is one of North America’s leading equipment finance companies. Element operates across North America in five verticals of the equipment finance market – Commercial Finance, Vendor Finance, Aviation Finance, Railcar Finance and Fleet Management.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could impact results as provided in various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

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